EXHIBIT 16.1

[Letterhead of M&K CPAS, PLLC]

February 20, 2013
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 20, 2013 of Sputnik Enterprises, Inc. and are in agreement with the statements contained in first sentence with regards to the dismissal of M&K CPAS, PLLC, of the first paragraph, the second and third paragraphs therein in their entirety. We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ M&K CPAS, PLLC
M&K CPAS, PLLC